Exhibit 4.11

EXCLUSIVE SUBLICENSE AGREEMENT

by and between

XTL BIOPHARMACEUTICALS LTD.

and

BIOSSIL INC.

Exclusive Sublicense Agreement

EXCLUSIVE SUBLICENSE AGREEMENT

This Exclusive Sublicense Agreement (this “Agreement”) is effective as of February 12, 2025 (the “Effective Date”), by and between XTL Biopharmaceuticals Ltd., an Israeli corporation (“XTL”) and Biossil Inc., a company incorporated under the laws of Canada (“Biossil”). XTL and Biossil are each sometimes referred to herein as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, XTL has developed and owns or exclusively licenses pursuant to the Yeda License Agreement (as defined herein), the Licensed IP (as defined herein) and is the owner of the Product (as defined herein);

WHEREAS, On October 1, 2024, XTL and Biossil entered into a non-binding term sheet for the exclusive sublicense of the Product from XTL to Biossil; and

WHEREAS, XTL desires to exclusively out-license to Biossil, and Biossil wishes to exclusively in-license from XTL, all intellectual property and other property relating to the Product in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, XTL and Biossil hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 “Agreement” has the meaning set forth in the first paragraph hereof.

1.2 “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by, or is under common control with, a Party. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) with the power to direct the management and policies of such entities.

1.3 “Applicable Laws” means any applicable federal, state, provincial, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any governmental authority.

1.4 “Biossil” has the meaning set forth in the first paragraph of this Agreement.

1.5 “Canadian GAAP” means the standards, as they exist from time to time, generally in effect in Canada, including without limitation those set forth in the CPA Canada Handbook – Accounting, applied on a consistent basis.

1.6 “Clinical Trial” shall mean any Phase 2 Trial or Phase 3 Trial.

1.7 “Combination Product” shall mean any product comprised of (i) the Product and (ii) one or more other products, which are not the Product, that have a clinically active ingredient and a therapeutic effect.

1.8 “Confidential Information” has the meaning set forth in Section 10.1.

1.9 “Disclosing Party” has the meaning set forth in Section 10.1.

Exclusive Sublicense Agreement

1.10 “Dispute” has the meaning set forth in Section 9.1.

1.11 “Effective Date” has the meaning set forth in the first paragraph of this Agreement.

1.12 “Executive Officer” has the meaning set forth in Section 9.1.

1.13 “Infringement Suit” has the meaning set forth in Section 5.2.

1.14 “Initiation” shall mean, when used with respect to a Clinical Trial, the dosing of the first patient with the first dose in such Clinical Trial.

1.15 “Licensed IP” shall mean the Patent Rights and the Non-Patent Rights.

1.16 “Know-How” means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, studies and procedures, and manufacturing process and development information, results and data.

1.17 “Knowledge” of XTL means the knowledge of Josh Levin and Shlomo Shalev.

1.18 “Litigating Party” has the meaning set forth in Section 5.2.

1.19 “Losses” shall mean damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, taxes, expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses).

1.20 “Net Sales” shall mean the gross amount invoiced by Biossil and its Affiliates and Sublicensees and their respective Affiliates for sales of the Product to a final customer who shall be an end user of the Product:

(a)	the gross amount invoiced by Biossil and its Affiliates and Sublicensees and their respective Affiliates for sales of the Product to a final customer who shall be an end user of the Product, less the following:

(i)	customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii)	amounts repaid or credited by reason of rejection, return, recalls or charge- backs; and

(iii)	any taxes or other governmental charges levied on the production, sale, transportation, delivery or use of the Product which is paid by or on behalf of Biossil, its Affiliates or Sublicensees, as applicable in each case, which specifically relates to the Licensed Products and are recognized by Canadian GAAP; and

Exclusive Sublicense Agreement

(b)	the dollar value of the consideration received by Biossil for the sale, lease, license or transfer by Biossil to a Third Party of rights to the Licensed IP granted under this Agreement.

For the avoidance of doubt, transfers of the Product between any of Biossil, an Affiliate or a Sublicensee for sale by the transferee shall not be considered Net Sales hereunder. Product sold or transferred to Third Parties in connection with clinical and non-clinical research and trials, Product samples, compassionate sales or use, or an indigent program or for similar bona fide business purposes in accordance with applicable laws shall not give rise to Net Sales.

In the event that the Product is sold as a Combination Product, Net Sales, for the purposes of determining royalty payments on the Combination Product, shall mean the gross amount collected for the Combination Product less the deductions set forth in clauses (i) – (iv) above, multiplied by a proration factor that is determined as follows:

(i)	If all components of the Combination Product were sold separately during a period, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / (A+B), where A is the average gross sales price of the Product during such period when sold in the applicable jurisdiction separately from the other component(s), and B is the average gross sales price of the other component(s) during such period when sold in the applicable jurisdiction separately from the Product components;

(ii)	In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other compound(s) or ingredients cannot be determined, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C, where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product;

(iii)	In the event that the weighted average sale price of the other compound(s) or ingredients can be determined but the weighted average sale price of the Product cannot be determined, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C), where B is the weighted average sale price of the other compound(s) or ingredients when sold separately in finished form and C is the weighted average sale price of the Combination Product; or

(iv)	If all components of the Combination Product were not sold or provided separately during a period in the applicable jurisdiction, the proration factor shall be determined by the Parties in good faith negotiations based on the relative value contributed by each component.

1.21 “Non-Patent Rights” means all Know-How including all clinical and pre-clinical data related to the Product, trademarks, trade names, logos and labelling owned or controlled by XTL or its Affiliates that is necessary or useful for the research, development, manufacture and/or commercialization of the Product, and includes, without limitation, all rights set forth in Exhibit 1.

Exclusive Sublicense Agreement

1.22 “Party” and “Parties” have their respective meanings set forth in the first paragraph of this Agreement.

1.23 “Patent Rights” shall mean:

(a)	the patent applications and provisional applications and the resulting patents listed in Exhibit 1;

(b)	any patent applications filed in any jurisdiction claiming priority from the aforementioned patents, patent applications, or provisional applications, and any direct or indirect divisionals, continuations, continuation-in-part applications, and requests for continued examination application (and their relevant international equivalents) of the patent applications, to the extent the claims are directed to subject matter described in any resulting patent applications of any jurisdiction from these applications; and

(c)	any patents resulting from the aforementioned reissues, reexaminations, or extensions (and their relevant international equivalents, including, without limitation supplementary protection certificates) of the patents and patent applications described in clauses (a) and (b) above.

1.24 “Phase 2 Trial” shall mean a human clinical trial of a product in any country that satisfies the requirements of 21 C.F.R. § 312.21(b) or its foreign equivalent. For clarity, a trial called a Phase 1/2 or Phase 1b/2 trial shall be considered a Phase 2 Trial for the purpose of Section 3.1(b) hereof if it satisfies or will satisfy the requirements of 21 C.F.R. § 312.21(b) or its foreign equivalent.

1.25 “Phase 3 Trial” shall mean a human clinical trial of a product in any country that satisfies the requirements of 21 C.F.R. § 312.21(c) or its foreign equivalent. For clarity, a trial called a Phase 2/3 trial shall be considered both a Phase 2 Trial and a Phase 3 Trial for the purpose of Section 3.1(b) hereof if it satisfies the requirements of 21 C.F.R. § 312.21(c) or its foreign equivalent.

1.26 “Product” means the novel synthetic peptide product called Edratide.

1.27 “Receiving Party” has the meaning set forth in Section 10.1.

1.28 “Regulatory Approval” means approval or authorization granted by a Regulatory Authority for the marketing and selling the Product

1.29 “Regulatory Authority” with respect to a country or region, any national (e.g., the FDA for the United States, EMA for Europe), supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority involved in the granting of any approval required by Applicable Laws to manufacture and commercialize the Product in such country or region.

1.30 “Sublicensee” shall mean any non-Affiliate sublicensee of some or all of the rights granted by Biossil pursuant to Section 2.2.

1.31 “Term” shall have the meaning set forth in Section 8.1.

“Yeda License Agreement” means the license agreement dated 7.1.2014 between Yeda Research and Development Company Limited and XTL.

Exclusive Sublicense Agreement

1.32 “Third Party” means any person or entity other than the Parties, their Affiliates and Sublicensees.

1.33 “Third Party Losses” shall mean damages, losses, liabilities, costs (including costs of investigation, defense) fines, penalties, taxes, expenses or other amounts paid in settlement (in each case, including reasonable attorneys’ fees and experts’ fees and expenses), in each case, resulting from any Third Party claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any governmental authority.

1.34 “Transferred Assets” has the meaning set forth in Section 2.3.

1.35 “XTL” has the meaning set forth in the first paragraph of this Agreement.

ARTICLE 2

GRANT OF RIGHTS

2.1 License Grants.

(a)	Patent Rights and Know-How. Subject to the terms and conditions of this Agreement, XTL hereby grants to Biossil and its Affiliates for the Term a royalty- free, exclusive, worldwide, perpetual sublicense, with the right to sublicense through multiple tiers, to the Patent Rights and the Non-Patent Rights.

(b)	XTL acknowledges and agrees that, during the Term, it shall not directly or indirectly grant any licenses or other rights inconsistent with this Section 2.1 except as expressly set forth in this Agreement.

2.2 Sublicenses. Biossil shall have the right to grant sublicenses of the rights and licenses granted to Biossil hereunder. Biossil shall incorporate terms and conditions into its sublicense agreements sufficient to enable Biossil to comply with this Agreement.

2.3 Technology Transfer. Without limiting the licenses and other rights and obligations under this Agreement, XTL shall, at no additional charge to Biossil, deliver, and cause to its Affiliates, to deliver, to Biossil within thirty (30) days following the Effective Date all data, information and reports in its possession relating to the Licensed IP and the Product, which is useful for the development, manufacture and/or commercialization of the Product, including the materials and documentation listed on Exhibit 2 (collectively, the “Transferred Assets”). Additionally, XTL shall provide Biossil with reasonable assistance and documentation related to the foregoing as may be required to enable Biossil to comply with regulatory filing requirements.

ARTICLE 3

CONSIDERATION

3.1 Consideration for Grant of Rights.

(a)	License Fee. As partial consideration for the grant of rights and the license by XTL to Biossil hereunder, Biossil shall, on the Effective Date, pay to XTL a non- refundable license issue fee of US$137,500 plus the reasonable, documented, out- of-pocket costs and expenses of Doron Tikotzky Kantor Gutman & Amit Gross, law offices, counsel to XTL, incurred in connection with entering into this Agreement (to a maximum of US$20,000).

Exclusive Sublicense Agreement

(b)	Regulatory Milestones and Commercial Milestones. Biossil shall pay to XTL the applicable milestone payment described in this Section 3.1(a) in respect of the Product (including whether the Product is part of a Combination Product, and whether the Product resulted directly or indirectly from the Patent Rights or the Non—Patent Rights). Biossil shall provide XTL with written notice of the occurrence of a milestone of the Product within thirty (30) days of the first occurrence thereof together with such milestone payment. For the avoidance of doubt, Biossil shall not be required to make any milestone payment more than one time.

Regulatory Milestone	Milestone Payment
Upon Initiation in Phase 2 Trial	US$	362,500
Upon Initiation in Phase 3 Trial	US$	500,000
Receipt of Regulatory Approval of the Product by the FDA, EMA or in Japan	US$	2,500,000

Commercial Milestone	Milestone Payment
Achievement of $30,000,000 cumulative, worldwide Net Sales of the Product	US$	3,000,000
Achievement of $200,000,000 cumulative, worldwide Net Sales of the Product	US$	5,000,000

3.2 Method of Payment. All payments under this Agreement should be made payable by wire transfer of immediately available funds to such bank account as shall be designated by XTL.

3.3 Interest on Late Payments. Any amounts not paid when due shall be interest at a rate calculated as being 2% greater than the U.S. commercial prime rate as published by the Wall Street Journal (Eastern U.S edition) in effect on the date that the applicable payment is due or the highest rate permitted by law, whichever is lower, calculated based on the number of days such payments are paid after the date such payments are due.

3.4 Payments in United States Dollars. Unless otherwise indicated, all dollar amounts referred to herein are expressed in United States dollars.

3.5 Taxes. If any applicable laws or regulations require withholding by Biossil, its Affiliate or Sublicensee of any taxes imposed upon XTL on account of any payments to be made hereunder, such taxes shall be deducted and paid to the proper taxing authorities by Biossil, its Affiliate or Sublicensee as required by applicable law or regulation from such payments. Official receipts of payment of any withholding tax shall be promptly secured by Biossil and timely sent to XTL as evidence of such withholding. The Parties agree that under current applicable laws, there is no withholding tax obligation, and the Parties will cooperate with each other to maintain such status.

Exclusive Sublicense Agreement

ARTICLE 4

RECORDS

4.1 Records. Biossil shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records relating to amounts payable to XTL in relation to this Agreement.

4.2 Confidentiality. The reports and records provided by Biossil hereunder shall be regarded as Biossil’s Confidential Information and XTL hereby covenants that it shall not use or disclose any information included in such reports for any purpose other than determining whether Biossil, its Affiliates and Sublicensees have complied with their obligations under this Agreement. XTL further agrees that, until such time as such information is no longer confidential through no fault of XTL, it shall maintain such reports and any information included therein in strict confidence and treat such information in a manner at least as restrictive as its manner of treating its own confidential information of similar nature and in any event not less than with a reasonable degree of care.

ARTICLE 5

INFRINGEMENT

5.1 Notification of Infringement. Each Party agrees to provide written notice to the other Party promptly after becoming aware of any infringement of the Patent Rights by a third party and of any available evidence thereof.

5.2 Right to Prosecute Infringements; Enforcement.

(a)	Biossil shall have the first right, but not the obligation, under its own control and at its own expense, to initiate and/or prosecute any third party infringement of the Patent Rights, subject to Section 5.4. Any monies awarded to the Parties as a result of any action or settlement shall go to Biossil.

(b)	In the event that any Third Party brings or asserts a claim against Biossil or XTL that the development, manufacture, use, sale, distribution, marketing or importation of the Product infringes rights in intellectual property owned or otherwise controlled by such Third Party (an “Infringement Suit”), the following shall apply:

(i)	the Party receiving a claim, or learning of the threat of such a claim, shall give the other Party prompt written notice detailing as many facts as possible concerning the claim;

(ii)	Biossil, in its sole discretion, shall have the first right, but not an obligation, to defend against the Infringement Suit;

(iii)	if Biossil does not take steps to defend against the Infringement Suit within thirty (30) days after the date that notice thereof was received from or delivered to XTL, XTL may take such legally permissible action as it deems necessary or appropriate to defend against the Infringement Suit, but shall not be obligated to do so;

(c)	the Party defending against the Infringement Suit (in this Subsection, the “Litigating Party”) shall have the right to control such litigation and shall bear all legal expenses (including court costs and legal fees), but it shall have no right to settle any dispute in any manner which would abridge the rights of the other Party under this Agreement. By way of example and not by way of limitation, no Party may stipulate or admit to the invalidity or unenforceability of any Patent Rights. Before any action is taken by a Party which could abridge the rights of the other Party hereunder, the Parties agree, in good faith, to consult with each other with a goal of adopting a mutually satisfactory position;

Exclusive Sublicense Agreement

(d)	the Litigating Party shall keep the other Party fully informed of the actions and positions taken or proposed to be taken by the Litigating Party and the actions and positions taken by all other parties to such litigation; and

(e)	in the event that Biossil defends against the Infringement Suit, XTL may elect to participate formally in the Infringement Suit at its own cost and expense, provided that if Biossil requests XTL’ involvement, then Biossil will pay XTL’s costs and expenses.

Where one Party wishes to act alone, but formalities require participation of the other Party, then the other Party shall join in the proceeding to the extent necessary for formalities. Each Party will cooperate with the other Party in making available all necessary documents and witnesses for any legal proceedings, without charging any fees to the other Party.

5.3 Declaratory Judgment Actions. Notwithstanding the provisos of Section 5.2, if a declaratory judgment action is brought naming a Party or any of its Affiliates or Sublicensees as a defendant and alleging invalidity, unenforceability or non-infringement of any Patent Rights, such Party shall promptly notify the other Party in writing and Biossil may elect, upon written notice to XTL within twenty (20) days after receiving or giving notice of the commencement of such action, to take over the sole control of such action at its own expense. If Biossil does not defend any such action, then XTL shall have the right, but shall not be obligated, to defend such action at XTL’s expense.

5.4 Cooperation. Each Party agrees to cooperate in any action under this Article 5 which is controlled by the other Party, including, without limitation, joining such action as a party plaintiff if necessary or desirable for initiation or continuation of such action; provided that the controlling Party reimburses the cooperating Party promptly for any reasonable costs and expenses incurred by the cooperating Party in connection with providing such assistance.

ARTICLE 6

INDEMNIFICATION

6.1 Indemnification by Biossil. Biossil will defend, indemnify and hold harmless XTL, their Affiliates and their respective directors, officers, employees and agents (each, an “XTL Indemnified Party”), from, against and in respect of any and all Third Party Losses incurred or suffered by any XTL Indemnified Party to the extent resulting from or related to: (a) any breach of any representation or warranty made by Biossil in this Agreement, or any breach by Biossil of any covenant in this Agreement; (b) Biossil’s failure to comply with any applicable laws, rules or regulations in connection with this Agreement, and (c) the gross negligent or willful acts or omissions of Biossil; provided, however, that Biossil’s obligations pursuant to this Section 6.1 will not apply to the extent such Third Party Losses result from Third Party Losses for which XTL have an obligation to indemnify Biossil pursuant to Section 6.2.

6.2 Indemnification by XTL. XTL will defend, indemnify and hold harmless Biossil, its Affiliates and their respective directors, officers, employees and agents (each, a “Biossil Indemnified Party”) from, against and in respect of any and all Third Party Losses incurred or suffered by any Biossil Indemnified Party to the extent resulting from or related to: (a) any breach of any representation or warranty made by XTL in this Agreement, or any breach by XTL of any covenant in this Agreement, (b) XTL’s failure to comply with any applicable laws, rules or regulations in connection with this Agreement and (c) the gross negligence or willful acts or omissions of XTL; provided, however, that XTL’s obligations pursuant to this Section 6.2 will not apply to the extent such Third Party Losses result from Third Party Losses for which Biossil has an obligation to indemnify XTL pursuant to Section 6.1.

Exclusive Sublicense Agreement

6.3 Indemnification Procedure. This Section 6.3 describes the procedure for indemnification of Losses for Third Party claims. With respect to Losses relating to the claim of a Party hereto, the procedures provided in Section 9.1 shall govern. The Party seeking indemnification for Third Party claims under Sections 6.1 or 6.2 (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of all matters which may give rise to the right to indemnification hereunder; provided, however, that failure to promptly give the notice provided in this Section 6.3 shall not be a defense to the liability of the Indemnifying Party for such claim, but the Indemnifying Party may recover any actual Losses arising from the Indemnified Party’s failure to give such prompt notice. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Article 6 without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld). The Indemnifying Party shall have the right, with the consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned), to settle all indemnifiable matters under this Article 6 related to claims by Third Parties which are susceptible to being settled. In connection with any claim giving rise to indemnity under this Article 6 resulting from or arising out of any claim or legal proceeding by a person or entity other than the Indemnified Party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party and an acknowledgement of its indemnity obligations hereunder, assume the defense of any such claim or legal proceeding. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and, at the Indemnifying Party’s sole cost and expense (which costs and expenses shall not be applied against any indemnity limitation herein), shall take all steps necessary in the defense or settlement thereof. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel at its own cost and shall be entitled to any and all information and documentation relating thereto; provided that if the Indemnified Party has been advised in writing by outside counsel that there is a potential conflict of interest between the Indemnifying Party and the Indemnified Party, the reasonable out of pocket fees and expenses of one separate counsel in each relevant jurisdiction for the Indemnified Party shall be paid by the Indemnified Party. If the Indemnifying Party does not assume (or continue to diligently and competently prosecute) the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such claim or litigation in such manner as it may deem appropriate, but may not settle such claim or litigation without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party will cooperate reasonably with the Indemnifying Party in its efforts to conduct or resolve such matters, including by making available to the Indemnifying Party relevant documents and witnesses. The Indemnified Party and the Indemnifying Party shall keep each other informed of all settlement negotiations with Third Parties and of the progress of any litigation with Third Parties. The Indemnified Party and the Indemnifying Party shall permit each other reasonable access to books and records and shall otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a Third Party.

6.4 Indemnification Not Sole Remedy. Each Party hereby acknowledges that the indemnification provided under this Article 6 shall in no manner limit, restrict or prohibit a Party from seeking any recovery or remedy provided at law or in equity from the other Party in connection with any breach or default by such other Party of any representation, warranty or covenant hereunder, including injunctive relief.

Exclusive Sublicense Agreement

ARTICLE 7

REPRESENTATIONS OR WARRANTIES

7.1 XTL’s Representations, Warranties and Covenants. XTL represents and warrants that as of the Effective Date:

(a)	XTL is duly incorporated and organized and validly existing under the laws of the jurisdiction of its incorporation and has all the requisite corporate power and authority to enter into and perform its obligations under this Agreement;

(b)	XTL has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the performance of its obligations hereunder and to cause all necessary meetings of directors and shareholders of XTL to be held for such purposes

(c)	this Agreement constitutes a legal, valid and binding obligation of XTL, enforceable against XTL in accordance with its terms;

(d)	the execution and delivery of this Agreement by XTL and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of XTL under (i) any agreement to which XTL is a party or is otherwise bound by, including the Yeda License Agreement; (ii) any of the terms and provisions of the constating documents or by-laws, or resolutions of the board of directors (or any committee thereof), of XTL; (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over XTL; (iv) any license, permit, approval, consent or authorization held by XTL; or (v) any applicable law, statute, ordinance, regulation or rule;

(e)	the Yeda License Agreement is in full force and effect and XTL has been and is currently in compliance with the Yeda License Agreement and, to its knowledge, Yeda is in compliance with the terms of the Yeda License Agreement;

(f)	other than Yeda, no consent, approval, waiver or authorization is required to be obtained by XTL from any person or entity in connection with the execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby;

(g)	XTL has not granted rights in or to any rights that are inconsistent with the rights granted to Biossil in this Agreement;

(h)	there are no third party claims of any nature pending or threatened against XTL relating to or affecting the Product, the Licensed IP or any of the Transferred Assets or that would challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated in this Agreement and no event has occurred or circumstances exist that may give rise to, or serve as the basis for, any such claim;

(i)	all patents and patent applications owned, co-owned, or controlled by XTL relating to the Product have been disclosed in writing to Biossil;

Exclusive Sublicense Agreement

(j)	there are no third party claims, written or otherwise, made against XTL asserting the invalidity, misuse, or unenforceability of any of the Patent Rights or challenging XTL’s ownership or co-ownership of the Patent Rights.;

(k)	all Patent Rights are valid, subsisting and in full force and effect and XTL has paid all maintenance fees and made all filings required to maintain XTL’s ownership thereof;

(l)	XTL owns and has good, exclusive and valid title to the Transferred Assets, free and clear of all encumbrances. There are no liabilities related to the Licensed IP or the Transferred Assets other than amounts owed to the Innovation Authority of the State of Israel which shall be paid by XTL from amounts received from Biossil hereunder.

(m)	XTL is not subject to any insolvency-related proceedings, whether in or out of course, including any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisions supervision by a court or court appointee, winding-up or striking-off or any event similar to any such events in any jurisdiction. After giving effect to the transactions contemplated hereby, XTL will not be insolvent within the meaning of Applicable Laws;

(n)

(o)	XTL has taken commercially reasonable steps to protect the confidentiality of all confidential or non-public information included in the Licensed IP and the Transferred Assets;

(p)	XTL and its Affiliates, directors, officers, employees, representatives, consultants, sublicensee and agents, have complied and are now complying, with all applicable federal, provincial, territorial and local laws and regulations applicable to research, development, manufacture, ownership, marketing, importation, sale and use of the Product;

(q)	No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement; and

(r)	No representation or warranty by XTL in this Agreement or any certificate or other document furnished or to be furnished to Biossil under this Agreement contains any untrue statement of a material fact, or omits to state a material fact, necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading and XTL has provided Biossil with all material information related to the Licensed IP.

7.2 Biossil’s Representations and Warranties. Biossil represents and warrants that as of the Effective Date:

(a)	it is duly incorporated and organized and validly existing under the laws of the jurisdiction of its incorporation and has all the requisite corporate power and authority to enter into and perform its obligations under this Agreement;

Exclusive Sublicense Agreement

(b)	it has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the performance of its obligations hereunder and to cause all necessary meetings of directors and shareholders of Biossil to be held for such purposes;

(c)	this Agreement constitutes a legal, valid and binding obligation of Biossil, enforceable against Biossil in accordance with its terms;

(d)	the execution and delivery of this Agreement by Biossil and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Biossil under (i) any agreement to which Biossil is a party or is otherwise bound by; (ii) any of the terms and provisions of the constating documents or by-laws, or resolutions of the board of directors (or any committee thereof), of Biossil; (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Biossil; (iv) any license, permit, approval, consent or authorization held by Biossil; or (v) any Applicable Law.

7.3 Limitation of Liability. EXCEPT FOR EACH PARTY’S INDEMNITY OBLIGATIONS UNDER Article 6 OR A PARTY’S BREACH OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS SET FORTH IN SECTION Article 10, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

ARTICLE 8

TERMINATION

8.1 Term. The term of this Agreement shall commence on the Effective Date and extend until terminated in accordance with Section 8.2 below (the “Term”)

8.2 Termination. This Agreement shall terminate:

(a)	immediately on the one (1) day prior to the occurrence of any of the following events:

(i)	Biossil files a voluntary petition in bankruptcy or insolvency or shall petition for reorganization under any bankruptcy law, or makes a general assignment for the benefit of creditors, or otherwise is adjudged bankrupt;

(ii)	Biossil shall consent to an involuntary petition in bankruptcy or if a receiving order is given against it under the Bankruptcy and Insolvency Act (Canada) (or such other equivalent Act in the respective jurisdiction); or

Exclusive Sublicense Agreement

(iii)	the appointment of a receiver or other similar representative for Biossil by a court of competent jurisdiction, provided such appointment has not been challenged for a period of sixty (60) days; or

(b)	by mutual consent of the Parties.

(c)	By XTL, if the payment of the first milestone of $362,500 associated with the Initiation of a Phase 2 Trial for the Product as described in Article 3 (the “First Milestone Payment”) has not occurred within sixty (60) months following the Effective Date. However, Biossil, in its sole discretion, shall have the absolute right to make the First Milestone Payment at any time within such sixty (60)-month period, irrespective of the Initiation of a Phase 2 Trial. In the event Biossil makes the First Milestone Payment during said period, XTL’s right to terminate this Agreement shall be deemed waived, and XTL shall not have any further right to terminate or otherwise impair Biossil’s rights hereunder. For greater certainty, any payment of the First Milestone Payment made by Biossil during this sixty (60)-month period shall be deemed to be made in respect of the Phase 2 Trial Initiation milestone described in Article 3, and Biossil shall not be required to pay such milestone again in any event.

8.3 Effect of Termination.

(a)	The following provisions shall survive the termination of this Agreement: Article 1, Article 3, (solely regarding payment obligations accruing prior to termination), Article 4, Article 6, Article 7, Article 9, Article 10, Article 12 and Section 8.3.

(b)	Upon termination of this Agreement: (i) any payments outstanding to XTL hereunder shall be due and payable immediately and, for purposes of certainty and clarity, no term or provision of this Agreement shall be construed to waive the payment of any monies to XTL accrued prior to the date of said termination; (ii) all licenses granted hereunder shall terminate as well as any sublicenses granted further in accordance with this Agreement; and (iii) Biossil may continue to sell at fair market any remaining Product and Biossil shall pay XTL all milestone payments owing as a result of such sale pursuant to this Agreement.

(c)	Termination of this Agreement for any reason shall not relieve any Party of any liability or obligation which accrued hereunder prior to the effective date of such termination.

ARTICLE 9

DISPUTE RESOLUTION

9.1 Disputes. The Parties recognize that controversies or claims arising out of, relating to, or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties shall follow the procedures set forth in this Article 9 to resolve any dispute. If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties, either Party may refer the Dispute to Executive Officers of each Party for resolution within thirty (30) days of a written request by either Party to the other Party. Each Party, within fifteen (15) days after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the Executive Officer to whom such Dispute is referred. If, after an additional forty-five (45) days after the notice of Dispute, such Executive Officers have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, the Parties may seek to resolve the Dispute in any federal court having jurisdiction thereof located in New York, New York as further described in Section 9.2. “Executive Officer” shall mean, with respect to Biossil, the CEO of Biossil and, with respect to XTL, the Shlomo Shalev of XTL.

Exclusive Sublicense Agreement

9.2 Litigation; Equitable Relief. The Federal courts located in New York, New York shall have exclusive jurisdiction over, and shall be the exclusive venue for resolution of, any Dispute not resolved through the informal Dispute-resolution procedures described above. If, within sixty (60) days following a notice by either Party to the other that it does not believe the Dispute can be resolved through the Executive Officers, neither Party has commenced proceedings seeking to resolve such Dispute in any federal court having jurisdiction, then such Dispute and all related rights, demands, claims, actions, causes of action, suits, proceedings and Losses of every kind and nature shall be deemed to have been irrevocably waived and released, to the fullest extent permitted under Applicable Laws. Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party. Any final judgment resolving a Dispute may be enforced by either Party in any court having appropriate jurisdiction.

ARTICLE 10
CONFIDENTIALITY AND PUBLICATION

10.1 Confidential Information. As used herein, “Confidential Information” of a Party means, subject to the exclusions below: (i) with respect Biossil following the Effective Date, any information included in or relating to the Product, the Licensed IP and the Transferred Assets, including, without limitation, the pre-clinical and clinical data related to the Product, (ii) with respect to Confidential Information of both Parties, the contents of this Agreement and (iii) with respect to a Party, any information not included within the scope of the preceding clauses (i) through (ii) disclosed by or on behalf of a Party (a “Disclosing Party”) to another Party or such other Party’s representative(s) (a “Receiving Party”) in connection with this Agreement or the performance of the Disclosing Party’s obligations hereunder, in each case, whether in oral, written, graphic, or electronic form, which information may include scientific and manufacturing information and plans, marketing and business plans, and financial and personnel matters relating to the Disclosing Party or its present or future products, sales, suppliers, customers, employees, investors or business.

10.2 Exclusions. Notwithstanding the foregoing, Confidential Information of a Party shall not include information that (A) is deemed to be Confidential Information pursuant to Section 10.1(iii) above and is shown to have been known to the Receiving Party at or prior to the time of receipt from the Disclosing Party, (B) is generally known to the public at the time of such disclosure, or becomes so generally known thereafter, provided that such public knowledge was not the result of any breach of this Agreement attributable to the Receiving Party, (C) is deemed to be Confidential Information pursuant to Section 10.1(iii) above and is received on a non-confidential basis from a Third Party who is not known by the Receiving Party to be in breach of a duty of confidentiality to the Disclosing Party in disclosing such information, or (D) is independently developed by the Receiving Party without use of or reliance on the Confidential Information of the other Party.

10.3 Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that, during the Term and thereafter, the Receiving Party shall keep completely confidential and shall not publish or otherwise disclose to any third party and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of the Disclosing Party. Notwithstanding the aforesaid, XTL shall be permitted to publish any required information to comply with any obligations imposed on it under US securities laws.

Exclusive Sublicense Agreement

10.4 Authorized Disclosure.

(a)	Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary to:

(i)	prosecute or defend litigation with respect to this Agreement; or

(ii)	comply with applicable laws, governmental regulations or court orders.

(b)	Additionally, Biossil may use and disclose Confidential Information of XTL to the extent such use or disclosure:

(i)	is reasonably necessary for the prosecution or enforcement of Patent Rights relating to the Product or for regulatory filings for the Product;

(ii)	is pursuant to Biossil’s exercise of its license pursuant to Section 2.1;

(iii)	is to Biossil’s officers, directors, employees, consultants, contractors, Affiliates, licensees, or Sublicensees who are bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10 and are informed of the confidential nature of the Confidential Information; or

(iv)	is to existing or potential acquirers or merger candidates, investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, each of whom prior to disclosure is bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10 (but may be of shorter duration if customary given the circumstances).

(c)	In the event a Party is required to make a disclosure of another Party’s Confidential Information pursuant to Section 10.4(c) it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts to secure confidential treatment of such information and in any event, only disclose the amount of Confidential Information required by law.

ARTICLE 11

CONDITIONS

11.1 Amendment to Yeda License Agreement. As a condition to Biossil entering into this Agreement, the Yeda License Agreement shall have, on or prior to the Effective Date, been amended such that the entering into and performance under this Agreement by XTL does not violate the Yeda License Agreement.

11.2 Step-in Rights. As a condition to Biossil entering into this Agreement, Yeda, Biossil and XTL shall have, on the Effective Date, entered into an agreement that permits Biossil to assume all of the rights and obligations of XTL under the Yeda License Agreement in the event that (i) XTL is in material breach of its obligations under the Yeda License Agreement or (ii) XTL has taken any action or failed to take any action such that Yeda would be permitted to terminate the Yeda License Agreement by Yeda.

Exclusive Sublicense Agreement

ARTICLE 12
MISCELLANEOUS

12.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by (i) hand, (ii) recognized international overnight courier, or (iii) confirmed electronic mail (but then promptly followed by delivery pursuant to clauses (i) or (ii) hereof), to the following addresses of the Parties:

If to XTL:

Shlomo Shalev, CEO

85 Medinat Hayehudim Street,

Herzeliya Pituach, Israel

with a copy (which shall not constitute notice) to:

Doron Tikotzky Kantor Gutman & Amit Gross, Law Offices

BSR 4 Tower, 33 Floor,

7 Metsada Street,

Bnei Brak, Israel 5126112

Attention: Ronen Kantor, Adv.

Email: rkantor@dtkgg.com

If to Biossil:

[             ]

with a copy (which shall not constitute notice) to:

Mintz LLP

South Tower, 200 Bay St., #2800

Toronto, ON

M5J 2J3

Attention: Cheryl Reicin

Email: creicin@mintz.com

All notices under this Agreement shall be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section 12.1.

12.2 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

12.3 Force Majeure. The Parties shall not be responsible for delays resulting from causes beyond their reasonable control, including, without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

Exclusive Sublicense Agreement

12.4 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

12.5 Assignment. Neither Party may assign this Agreement or assign or transfer any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent (i) to any Affiliate of such Party, provided that such transfer shall not adversely affect the other Party’s rights and obligations under this Agreement and that such assigning/transferring Party remains jointly and severally liable with such Affiliate for the performance of this Agreement and/or the assigned obligations, (ii) to any Third Party successor-in-interest or purchaser of all or substantially all of the business or assets of such Party, whether in a merger, combination, reorganization, sale of stock, sale of assets or other transaction or (iii) by Biossil to any Third Party acquiring all or substantially all of the rights and assets related to the Product, including without limitation, rights and assets obtained or developed by Biossil related to the Product; provided, however, that in each case that the assigning Party provides written notice to the other Party of such assignment and the assignee shall have agreed in writing to be bound (or is otherwise required by operation of Applicable Law to be bound) in the same manner as such assigning Party hereunder. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.5 shall be null, void and of no legal effect.

12.6 Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. Neither Party (nor any of their Affiliates) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, could in its opinion violate any settlement, consent order, corporate integrity agreement, or judgment to which it may be subject from time to time during the Term. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that such Party reasonably believes is not in compliance with Applicable Law.

12.7 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent. If the Parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the Parties.

12.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and assigns.

Exclusive Sublicense Agreement

12.9 Headings; Interpretation. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement. Except as otherwise explicitly specified to the contrary, (a) references to an Article, Section or Exhibit means an Article or Section of, or Exhibit to this Agreement and all subsections thereof, unless another agreement is specified; (b) references in any Section to any clause are references to such clause of such Section; (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto; (d) references to a particular laws mean such Laws as in effect as of the relevant time, including all rules and regulations thereunder and any successor Laws in effect as of the relevant time, and including the then- current amendments thereto; (e) words in the singular or plural form include the plural and singular form, respectively; (f) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (g) the terms “including,” “include(s),” “such as,” “e.g.” and “for example” mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (h) whenever this Agreement refers to a number of days, such number will refer to calendar days unless business days are specified, and if a period of time is specified and dates from a given day or business day, or the day or business day of an act or event, it is to be calculated exclusive of that day or business day; (i) “monthly” means on a calendar month basis, (j) “quarter” or “quarterly” means on a calendar quarter basis; (k) “annual” or “annually” means on a calendar year basis; (l) “year” means a 365-day period unless calendar year is specified; (m) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement; (n) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (o) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner; (p) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (q) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits or Schedules); (r) the Parties will note be deemed to be acting “on behalf of” the other Party under this Agreement, except to the extent expressly otherwise provided; (s) provisions that require that a Party “agree”, “consent” or “approve” or the like will be deemed to require that such agreement, consent or approval be specific and in writing in a written agreement, letter or approved minutes, but, except as expressly provided herein, excluding e-mail and instant messaging; and (t) the word “will” will be construed to have the same meaning and effect as the word “shall”.

12.10 Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter.

12.11 Independent Contractors; No Agency. A Party will not have any responsibility for the hiring, firing or compensation of the other Party’s employees or such other Party’s Affiliates employees or for any employee benefits with respect thereto. No employee or representative of a Party or its Affiliates will have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party, without the other Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party will be that of independent contractor, and the relationship between the two Parties will not constitute a partnership, joint venture, or agency, including for all tax purposes, except as otherwise required by applicable Law.

12.12 No Third Party Beneficiary Rights. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights on any other third party. This Agreement is not intended to and will not be construed to give any third party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than, to the extent expressly provided in this Agreement.

12.13 Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement (including working collaboratively to correct and clerical, typographical, or other similar errors in this Agreement).

12.14 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

XTL BIOPHARMACEUTICALS LTD

By:
Name:
Title:

BIOSSIL INC.

By:
Name:
Title:

EXHIBIT 1

XTL has exclusively licensed from Yeda, three families of patents relating to Edratide (hCDR1).

A basic patent family entitled “Synthetic Human Peptides and Pharmaceutical Compositions Comprising Them” for the Treatment of Systemic Lupus Erythematosus” that covers the active pharmaceutical agent, the Edratide peptide. The patent has been granted in a large number of jurisdictions: U.S., Europe (Austria, Denmark, Finland, France, Germany, Ireland, Italy, Liechtenstein, Spain, Sweden, Switzerland, The Netherlands and the UK), Australia, Canada, Hong Kong, India, Israel, Japan, Korea, Mexico, Norway, Hungary and Russia. See attached Schedule. The patent expired on February 26, 2022 except in the case of the U.S., which expired on September 22, 2022. Even once the patent expired the Product is still protected by data exclusivity for 7-10 years in Europe and in the U.S.

A patent family for the formulation entitled “Parenteral Formulations of Peptides for the Treatment of Systemic Lupus Erythematosus” that covers a very specific pharmaceutical composition comprising Edratide. It has been granted in the U.S., Europe (Switzerland, Germany, Denmark, Spain, Finland, France, Great Britain, Ireland, Italy, Netherlands and Sweden), China, India, Israel, Japan, Mexico, and Canada. See attached Schedule. The patent expired on January 14, 2024. Even once the patent expired the Product is still protected by data exclusivity for 7-10 years in Europe and in the U.S.

A patent family for treatment of Sjögren’s syndrome with Edratide and similar peptides was filed on January 4, 2018. A patent was Issued in the US (Date of Patent: Nov. 9, 2021; Patent No. 11,167,005) and the application was allowed in Japan (Japanese Patent No. 7242059). A patent application was filed in Europe (Patent Application 18703096), Australia (Patent Application 2018205885), Canada (Patent Application 3047706), China and Hong Kong (Patent Application 201880005934), and Israel (Patent Application 267426).

Inventors: MOZES Edna

Country	Application	Publication	Grant
Israel	26/02/2001 - 141647	-	-
PCT	26/02/2002 - PCT/IL02/00148	06/09/2002 - WO 02/067848	-
Australia	26/02/2002 - 2002233618	-	2002233618 - 12/04/2007
Canada	26/02/2002 - 2,439,051	-	2,439,051 - 02/02/2010
Eurasian Patent	26/02/2002 - 200300939	30/12/2004 -	009465 - 26/10/2008
Russian Federation	26/02/2002 - 200300939	30/12/2004 -	009465 - 26/10/2008
European Patent Office	26/02/2002 - 02700553.7	17/12/2003 - 1 370 575	1 370 575 - 22/11/2006
Austria	26/02/2002 - 02700553.7	-	AT E 346094 T1 - 22/11/2006
	26/02/2002 -	-	1 370 575 -

7/5150/3167263/1

- 57 -

Denmark	02700553.7		22/11/2006
Finland	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006
France	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006
Germany	26/02/2002 - 02700553.7	-	60216243.2 - 22/11/2006
Ireland	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006
Italy	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006
Liechtenstein	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006
Spain	26/02/2002 - 02700553.7	-	ES 2275832 T3 - 22/11/2006
Sweden	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006
Switzerland	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006
The Netherlands	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006
United Kingdom	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006
Hong Kong	26/02/2002 - 04102596.0	16/07/2004 - 1059790A	HK 1059790 - 27/04/2007
Hungary	26/02/2002 - P0600778	-	-

L/88017/5150/3167263/1

- 58 -

India	26/02/2002 - 01347/DELNP/2003	-	232386 – 16/03/2009
Israel	26/02/2002 - 157550	-	157550 - 01/09/2010
Japan	26/02/2002 - 2002-567220	24/02/2005 - 2005-505493	4316886 - 29/05/2009
Korea	26/02/2002 - 2003-7011235	03/12/2003 - 2003-92004	860735 - 23/09/2008
Mexico	26/02/2002 - PA/A/2003/007622	-	249470 - 24/09/2007
Norway	26/02/2002 - 20033718	-	331820 - 10/04/2012
U.S.A	20/08/2007 - 11/894,472	22/05/2008 - US-2008-0119390	7,858,738 - 28/12/2010

L/88017/5150/3167263/1

Title: PARENTERAL FORMULATIONS OF A PEPTIDE FOR THE TREATMENT OF SYSTEMIC LUPUS ERYTHEMATOSUS

Inventors: COHEN-VERED Sharon, KLINGER Ety, GILBERT Adrian, NAFTALI Ezmira, WEINSTEIN Vera

Country	Application	Publication	Grant
U.S.A	14/01/2003 - 60/439,950	-	-
PCT	14/01/2004 - PCT/US04/000955	05/08/2004 - WO 2004/064788	-
India	14/01/2004 - 3481/DELNP/2005		235111 - 25/06/2009
U.S.A	14/01/2004 - 10/758,572	16/09/2004 - 2004-0180059	7,294,687 - 13/11/2007
Mexico	14/01/2004 - PA/a/2005007552	-	260529 - 12/09/2008

8017/5150/3167263/1

Title: PARENTERAL FORMULATIONS OF SYNTHETIC PEPTIDES FOR THE TREATMENT OF SYSTEMIC LUPUS ERYTHEMATOSUS

Inventors: COHEN-VERED Sharon, KLINGER Ety, GILBERT Adrian, NAFTALI Ezmira, WEINSTEIN Vera

Country	Application	Publication	Grant
U.S.A	14/01/2003 - 60/439,918	-	-
PCT	14/01/2004 - PCT/US04/000948	05/08/2004 - WO 2004/064787	-
Canada	14/01/2004 - 2,513,320	-	-
China	14/01/2004 - 200480006987.2	17/05/2006 - CN1774259A	ZL 200480006987.2 - 28/12/2011
European Patent Office	14/01/2004 - 04702215.7	16/11/2005 - 1 594 434	-
Israel	14/01/2004 - 169574	24/08/2012 -	-
Japan	14/01/2004 - 2006-500956	27/07/2006 - 2006-517540	4817068 - 09/09/2011

17/5150/3167263/1

Exclusive Sublicense Agreement

EXHIBIT 2

XTL has transferred to Biossil, among other things, the following documentation

[(for more details see Edratide data room:

https://xtlonesanmba1067279- my.sharepoint.com/:f:/g/personal/josh_xtlbio_com/Ep_w7DGUku1CtsQApm6qcV8Bq_Am5VgybrV EEU262Cykmg?e=DoA0Lc]

1.	Clinical: Data (including Clinical Study Reports) concerning the Clinical Studies involving the Product including:

a.	Clinical Safety Studies

i.	TV-4710 101 & 102

b.	Prelude Study (TV-4710 201)

2.	CMC: Data concerning Chemistry, Manufacturing and Controls involving the Product including:

a.	Drug Product

b.	Drug Substance

3.	Commercial: Analysis performed by XTL including COGS, market size & pricing

4.	Investigator’s Brochure involving the Product

5.	IP Issues (see Exhibit 1)

6.	Preclinical data

7.	Publications

8.	Reformulation-related documents

9.	Regulatory-related documents

10.	Toxicology-related documents

11.	Yeda-related documents including the XTL/Yeda License Agreement